                                                                    EXHIBIT 11.1

                          SEAVIEW VIDEO TECHNOLOGY, INC
                        COMPUTATION OF PER SHARE EARNINGS

                                        Quarter Ended Sept. 30,           Nine Months Ended Sept. 30,
                                        2001              2000              2001              2000

Net Income                          $   (332,730)     $   (655,507)     $   (688,561)     $ (1,683,468)
                                    =============     =============     =============     =============
Shares:
Basic weighted average number
 of shares outstanding                19,543,178        13,398,948        18,734,602        11,284,185
Additional shares adjusted under
 nonvested stock for diluted
 earnings per share                            0                 0                 0                 0
                                    -------------     -------------     -------------     -------------
Diluted weighted average number
 of shares outstanding                19,543,178        13,398,948        18,734,602        11,284,185
                                    =============     =============     =============     =============

Basic Earnings per Share
Net Income                                  (.02)             (.05)             (.04)             (.15)

Diluted Earnings per Share
Net Income                                  (.02)             (.05)             (.04)             (.15)